UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   July 7, 2010

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) As previously reported in a Current Report on Form 8-K filed on July 8, 2010, H&R Block, Inc.’s (the “Company”) Board of Directors elected Alan M. Bennett President and Chief Executive Officer of the Company effective July 7, 2010.  In connection with such election, the Company and Mr. Bennett agreed to the following terms of Mr. Bennett’s employment arrangement with H&R Block Management, LLC, a subsidiary of the Company:

▪	Base salary of $950,000;
▪	Sign-on bonus of $900,000;
▪
Participation in the Company’s short-term incentive compensation program with an aggregate target incentive award equal to 125% of base salary, with a minimum guaranteed bonus for fiscal year 2011 of $700,000;

▪
Participation in the Company’s 2003 Long-Term Executive Compensation Plan, pursuant to which he will receive a stock option to purchase 1,000,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on July 12, 2010; the stock option will expire ten years from the date of grant and will vest and become exercisable as to one-fourth of the shares on each anniversary of the grant date; and

▪
The Company will provide on a tax “grossed up” basis for up to six months following the effective date of Mr. Bennett’s election as President and Chief Executive Officer: (i) reasonable and customary furnished housing and rental car expense to Mr. Bennett while in Kansas City in connection with the Company’s business and (ii) use of the Company’s Net Jet share to Mr. Bennett and his family for one round trip per week between Mr. Bennett’s Connecticut or Florida residences and Kansas City. The Company will provide Mr. Bennett with other customary health and employment benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: July 13, 2010	By:/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary